Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-191894 and No. 333-209680) of Endurance International Group Holdings, Inc. of our reports dated February 29, 2016 relating to the consolidated financial statements of Endurance International Group Holdings, Inc. and the effectiveness of Endurance International Group Holding, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Endurance International Group Holdings, Inc. for the year ended December 31, 2015.

/s/ BDO USA, LLP

BDO USA, LLP

Boston, Massachusetts

February 29, 2016